                                                                 EXHIBIT 2.2


                            AGREEMENT AND PLAN OF MERGER

                                   BY AND BETWEEN

                                  UTSTARCOM, INC.,

                                        AND

                                    WACOS, INC.

                           Dated as of December 14, 1999

                              TABLE OF CONTENTS
                                                                                  PAGE
                                                                                  ----
ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.3  Actions at the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.4  Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.5  Procedure for Issuance of Buyer Shares . . . . . . . . . . . . . . . . . . 3
     1.6  Closing of Transfer Records. . . . . . . . . . . . . . . . . . . . . . . . 4
     1.7  No Further Ownership Rights in Company Shares. . . . . . . . . . . . . . . 4
     1.8  Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . . . . . . . 4
     1.9  Tax and Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . 4
     1.10 Taking of Necessary Action; Further Action . . . . . . . . . . . . . . . . 4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY  AND THE
          STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

     2.1  Organization of the Company. . . . . . . . . . . . . . . . . . . . . . . . 5
     2.2  Company Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.4  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.5  Company Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 6
     2.6  Restrictions on Business Activities. . . . . . . . . . . . . . . . . . . . 7
     2.7  Title of Properties; Absence of Liens and Encumbrances;
          Condition of Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.8  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.9  Interested Party Transactions. . . . . . . . . . . . . . . . . . . . . . . 8
     2.10 Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . . . . . 8

     3.1  Organization of the Buyer. . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.2  Buyer Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     3.4  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     3.5  Buyer Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .10
     3.6  Compliance with Other Instruments. . . . . . . . . . . . . . . . . . . . .10

ARTICLE IV ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .11

     4.1  Company Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . .11
     4.2  Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . .11
     4.3  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11


                                            -i-


     4.4  Public Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     4.5  Board of Directors of the Company. . . . . . . . . . . . . . . . . . . . .11
     4.6  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     4.7  FIRPTA Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     4.8  Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     4.9  Notification of Certain Matters. . . . . . . . . . . . . . . . . . . . . .12
     4.10 Additional Documents and Further Assurances. . . . . . . . . . . . . . . .12
     4.11 Conversion of Company Series A Preferred Stock . . . . . . . . . . . . . .12

ARTICLE V CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .13

     5.1  Conditions to Obligations of Each Party to Effect the Merger13
     5.2  Additional Conditions to Obligations of the Company and the
          Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     5.3  Additional Conditions to Obligations of Buyer. . . . . . . . . . . . . . .13

ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . .14

     6.1  Survival of Representations and Warranties . . . . . . . . . . . . . . . .14

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . . . .14

     7.1  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     7.2  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

ARTICLE VIII GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .15

     8.1  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     8.2  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     8.3  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     8.4  Entire Agreement; Assignment . . . . . . . . . . . . . . . . . . . . . . .16
     8.5  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     8.6  Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     8.7  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     8.8  Rules of Construction. . . . . . . . . . . . . . . . . . . . . . . . . . .17


                                  INDEX OF EXHIBITS

EXHIBIT                DESCRIPTION
-------                -----------
Exhibit A              Company Disclosure Schedule

Exhibit B              Buyer Disclosure Schedule

Exhibit C              Third Amended and Restated Registration Rights Agreement


                             AGREEMENT AND PLAN OF MERGER

       This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of December 14, 1999 by and between UTStarcom, Inc., a Delaware corporation ("BUYER") and WACOS, Inc., a Delaware corporation ("COMPANY").

                                       RECITALS

       A. This Agreement contemplates a tax-free merger of the Company with and into Buyer in a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "MERGER").

       B. The Boards of Directors of each of Buyer and Company believe it is in the best interests of each company and their respective stockholders that the Merger be consummated and, in furtherance thereof, have approved the Merger.

       NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                     ARTICLE I

                                     THE MERGER

       1.1 THE MERGER. On and subject to the terms and conditions of this Agreement, the Company will merge with and into the Buyer (the "MERGER") at the Effective Time (as defined in Section 1.4(a) below). The Buyer shall be the corporation surviving the Merger.

       1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Palo Alto, California, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date and time as the parties may mutually determine (the "CLOSING DATE").

       1.3 ACTIONS AT THE CLOSING. At the Closing: (i) the Company will deliver to the Buyer the various certificates, instruments, and documents as required by Section 5.3 below; (ii) the Buyer will deliver to the Company the various certificates, instruments, and documents as required by Section 5.2 below; (iii) the Buyer and the Company will file an agreement of merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware; and (iv) the Buyer will deliver to the stockholders of the Company (the "STOCKHOLDERS") in the manner provided in

Section 1.5 below, the certificates evidencing the Buyer Shares (as defined below) to be issued in the Merger.

       1.4    EFFECT OF MERGER

              (a) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") the Buyer and the Company file the agreement of merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law and the applicable laws of the State of California. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in Buyer, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Buyer. The Buyer may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Company in order to carry out and effectuate the transactions contemplated by this Agreement.

              (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Buyer in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Buyer without any modification or amendment resulting from the Merger.

              (c) BYLAWS. The Bylaws of the Buyer in effect at and as of the Effective Time will remain the Bylaws of the Buyer without any modification or amendment resulting from the Merger.

              (d) DIRECTORS AND OFFICERS. The directors and officers of the Buyer in office at and as of the Effective Time will remain the directors and officers of the Buyer (retaining their respective positions and terms of office).

              (e)    CONVERSION OF COMPANY SHARES.  At and as of the Effective
Time:

                     (i) Each outstanding share of Common Stock of the Company ("COMPANY COMMON STOCKS") shall be cancelled and extinguished and be converted automatically into the right to receive 0.4498070 shares of Series G Preferred Stock, $0.0025 per value, of Buyer ("BUYER SHARES") (the ratio of
0.4498070 Buyer Shares to one (1) Company Common Stock is referred to herein as the "COMMON STOCK CONVERSION RATIO").

                     (ii) Each outstanding share of Series B Preferred Stock of the Company ("COMPANY SERIES B SHARES") shall be cancelled and extinguished and be converted automatically into the right to receive 0.9335977 Buyer Shares (the ratio of 0.9335977 Buyer Shares to one (1) Company Series B Share is referred to herein as the "SERIES B CONVERSION RATIO")

       The Common Stock Conversion Ratio and the Series B Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the capital stock of the Buyer prior to the Effective Time. The number of Buyer Shares which shall be delivered to each Stockholder at the Closing is as set forth on
SCHEDULE 2.2(a) attached hereto. The aggregate number of Buyer Shares issuable to the holders of Company Common Stock and Company Series B Shares (collectively, the "COMPANY SHARES") pursuant to this Section 1.4(e) is hereinafter referred to as the "MERGER CONSIDERATION". No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 1.4(e) after the Effective Time.

              (f) NO FRACTIONAL SHARES. No fractional of a share of Buyer Shares will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Buyer Shares (after aggregating all fractional shares of Buyer Common Stock to be received by such holder) shall be entitled to receive from Buyer an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $16.2605.

              (g) COMPANY STOCK OPTIONS. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1997 Stock Plan (the "OPTION PLAN") or otherwise shall be assumed by Buyer in accordance with provisions described below:

                     (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "COMPANY OPTION") under the Option Plan or otherwise, whether vested or unvested, shall be, in connection with the Merger, assumed by Buyer. Each Company Option so assumed by Buyer under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that such Company Option shall be exercisable for that number of whole shares of the Buyer's Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by 0.4498070, rounded down (in the case of Company Options granted under the Option
Plan) to the nearest whole number of shares of the Buyer's Common Stock.

                     (ii) It is the intention of the parties that the Company Options assumed by Buyer qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

              (h) BUYER SHARES. Each Buyer Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

       1.5    PROCEDURE FOR ISSUANCE OF BUYER SHARES.

              (a) Promptly after the Effective Time, Buyer shall make available to the Stockholders of the Company the Buyer Shares issuable to such Stockholders pursuant to Section 1.4(e) in exchange for all of the outstanding capital stock of the Company.

              (b) The Buyer will not pay any dividend or make any distribution on Buyer Shares (with a record date at or after the Effective
Time) to any Stockholder until such Stockholder surrenders for exchange his certificates which formerly represented Company Shares. The Buyer instead will hold such dividend in trust for the benefit of such Stockholder pending surrender and exchange. In no event, however, will any Stockholder be entitled to any interest or earnings on the dividend or distribution pending receipt.

              (c) The Buyer shall pay all charges and expenses of issuing the Buyer Shares.

       1.6 CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Company Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Company.

       1.7 NO FURTHER OWNERSHIP RIGHTS IN COMPANY SHARES. All amounts paid upon the surrender for exchange of the Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, and there shall be no further registration of transfers on the records of the Company of Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Buyer for any reason, they shall be canceled and the Buyer Shares shall be delivered to the person entitled thereto.

       1.8 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing Company Shares shall have been lost, stolen or destroyed, Buyer shall make payment in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.5; PROVIDED, HOWEVER, that Buyer may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an agreement (in form and substance satisfactory to it) to indemnify Buyer against any claim that may be made against Buyer with respect to the certificates alleged to have been lost, stolen or destroyed.

       1.9 TAX AND ACCOUNTING TREATMENT. The Merger shall constitute a tax-free transaction pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and will be treated as a "purchase" for financial accounting purposes.

       1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and Buyer are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary and/or desirable action.

                                     ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY


       The Company represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the Disclosure Schedule attached hereto as EXHIBIT A, as follows:

       2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, prospects or results of operations of the Company (hereinafter referred to in this Article II to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Buyer or its counsel.

       2.2    COMPANY CAPITAL STRUCTURE.

              (a) The authorized capital of the Company consists of 24,525,000 shares. 18,000,000 of the shares are designated as Common Stock, $0.0001 par value, 10,120,665 shares of which are issued and outstanding (assuming conversion of each share of Series A Preferred Stock of Buyer as of November 30, 1999 into one share of Common Stock). 5,000,000 of the shares are designated as Series A Preferred Stock, $0.001 par value, no shares of which are issued and outstanding (assuming conversion of each share of Series A Preferred Stock of Buyer as of November 30, 1999 into one share of Common Stock). 1,525,000 of the shares are designated as Series B Preferred Stock, $0.0001 par value, 868,825 shares of which are issued and outstanding. All of the capital stock of the Company is held by the persons and in the amounts set forth on SCHEDULE 2.2(a). All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. Any rights of first refusal and rights of repurchase in favor of the Company, if any, shall be waived in full by the Company as provided in Section 5.3 as a condition of Buyer's obligation to consummate the transactions contemplated by this Agreement.

              (b) The Company has reserved 1,315,500 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 1,315,500 shares are subject to outstanding, unexercised options and no shares remain available for future grant. SCHEDULE 2.2(b) sets forth for each outstanding option ("COMPANY OPTIONS"), the name of the holder of such option, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option. Except for the Company Options described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

       2.3 SUBSIDIARIES. The Company does not have any subsidiaries or affiliated companies and does not otherwise own any shares of capital stock or any ownership interest in, or control, directly or indirectly, of any other corporation, partnership, association, joint venture or other business entity.

       2.4 AUTHORITY. Subject only to the requisite approval of the Merger and this Agreement by the Company's Stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate
the transactions contemplated hereby.   The execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's Stockholders. The Company's Board of Directors and the Stockholders have approved the Merger and this Agreement as required by applicable law. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on SCHEDULE 2.4, subject only to the approval of the Merger and this Agreement by the Company's Stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit that would have a Material Adverse Effect under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or Commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of an agreement of merger with the California Secretary of State and the Delaware Secretary of State and such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on SCHEDULE 2.4.

       2.5 COMPANY FINANCIAL STATEMENTS. The Company has provided Buyer with the Company's unaudited balance sheet as of September 30, 1999 and the related unaudited profit and loss statement for the twelve-month period then ended (collectively, the "COMPANY FINANCIALS"). The Company Financials are true and correct in all material respects and are consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.

       2.6 RESTRICTIONS ON BUSINESS ACTIVITIES. Other than the restrictions contained in the agreements listed in the Disclosure Schedule, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of the Stockholders are a party or otherwise binding upon the Company or any of the Stockholders which has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company or the operation of the business of the Company by Buyer following the Effective Time.

       2.7 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

              (a) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(vii)), except as reflected in the Company Financials or in the Disclosure Schedule and except for liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

              (b) Except as described in the Disclosure Schedule, the equipment (the "EQUIPMENT") owned or leased by the Company is, taken as a whole, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

       2.8 INTELLECTUAL PROPERTY. The Company has sufficient title and ownership of patents, copyrights, trademarks, trade secrets, and all other proprietary rights needed to conduct its business as proposed to be conducted.

              There are no pending infringement claims regarding any third party's patents, copyrights, trademarks, trade secrets or proprietary rights and processes against the Company nor, to the best of the Company's knowledge, is there any threat thereof or basis therefor. To the best of the Company's knowledge, the Company is not infringing upon or otherwise acting adversely to, and will not, by conducting its business as presently conducted, infringe upon or otherwise act adversely to, the right or claimed right of any other person with respect to any of the foregoing. The Company is not aware of any violation by a third party of any of its patents, copyrights, trademarks, trade secrets or other proprietary rights. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its proprietary information.

              The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of the employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

       2.9 INTERESTED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 2.9, no officer, director or Stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in SCHEDULE 2.9; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this SECTION 2.9.

       2.10 GOVERNMENTAL AUTHORIZATION. SCHEDULE 2.10 accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business substantially as it is currently and has been conducted or hold any interest in its properties or assets.

                                    ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF BUYER

       The Buyer represents and warrants to the Company and each of the Stockholders, subject to such exceptions as are specifically disclosed in the disclosure schedule attached hereto as EXHIBIT B, as follows:

       3.1 ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the corporate power to own its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, prospects or results of operations of the Buyer (hereinafter referred to in this Article III as a "Material Adverse Effect"). The Buyer has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to the Company or its counsel.

       3.2    BUYER CAPITAL STRUCTURE.

              (a) The authorized capital of the Company consists of 121,000,000 shares. 71,400,000 of the shares are designated as Common Stock, $0.0025 par value, of which 4,410,394 shares are issued and outstanding. 49,600,000 of the shares are designated as Preferred Stock, $0.0025 par value, 2,000,000 of the shares are designated as Series A Preferred Stock, of which 1,425,000 shares are issued and outstanding, 8,000,000 of the shares are designated as Series B Preferred Stock, of which 7,246,376 shares are issued and outstanding, 7,000,000 of the shares are designated as Series C Preferred Stock, of which 6,794,528 shares are issued and outstanding, 4,100,000 of the shares are designated as Series D Preferred Stock, of which 4,016,064 shares are issued and outstanding, 19,000,000 of the shares are designated as Series E Preferred Stock, of which 10,061,185 shares of which are issued and outstanding, 4,000,000 of the shares are designated as Series F Preferred Stock, of which 3,076,053 are issued and outstanding (assuming the sale and issuance of 922,816 shares between December 1, 1999 and the Effective Time) and 5,500,000 of the shares are designated as Series G Preferred Stock, of which no shares are issued and outstanding. All outstanding shares of Buyer are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Buyer or any agreement to which the Buyer is a party or by which it is bound. The Buyer Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges described in the Certificate of Incorporation of Buyer. The Buyer Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of the Buyer; provided, however, that the Buyer Shares will be subject to restrictions on transfer under state and/or federal securities laws. The Buyer Shares are not subject to any preemptive rights, rights of first refusal, Stockholder agreement or voting agreement.

       The Buyer has reserved 810,164 shares of Common Stock for issuance to employees and consultants pursuant to its 1992 Omnibus Equity Incentive Plan ("1992 PLAN"), of which 21,344 shares are subject to outstanding , unexercised options, and none of which remain available for grant. The Buyer also has reserved 3,355,032 shares of Common Stock for issuance to employees and consultants pursuant to its 1995 Stock Plan ("1995 PLAN"), of which 3,098,488 shares are subject to outstanding , unexercised options, and none of which remain available for grant. The Buyer also has reserved 3,657,509 shares of Common Stock for issuance to employees and consultants pursuant to its 1997 Stock Plan ("1997 PLAN"), of which 2,531,610 shares are subject to outstanding, unexercised options (not including options to be granted by Buyer in connection with this Agreement and the transactions contemplated hereby), and 1,114,727 of which remain available for grant. The Buyer has reserved 266,000 shares of Common Stock for issuance upon the exercise of outstanding warrants.

              (b) Except for the warrants and options outstanding under the 1992 Plan, the 1995 Plan, the 1997 Plan and the options to be issued by Buyer in connection with this Agreement and the transactions contemplated hereby, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Buyer is a party or by which it is bound obligating the Buyer to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Buyer or obligating the Buyer to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

       3.3 SUBSIDIARIES. The Buyer has provided the Company with a list of its subsidiaries and affiliated companies.

       3.4 AUTHORITY. Buyer has all requisite corporate power and authority to enter in this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer. The Buyer's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

       3.5 BUYER FINANCIAL STATEMENTS. Buyer has provided the Company with the Buyer's unaudited balance sheet as of September 30, 1999 and the related unaudited statements of operations for the twelve-month period then ended (collectively, the "BUYER FINANCIALS"). The Buyer Financials are true and correct in all material respects and are consistent throughout the periods indicated and consistent with each other. The Buyer Financials present fairly the financial condition and operating results of the Buyer as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.

       3.6 COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of, and compliance with, this Agreement, and the issuance of the Buyer Shares will not result in any material violation of, or conflict with, or constitute a material default under, the Buyer's Certificate of Incorporation or Bylaws.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

       4.1 COMPANY STOCKHOLDER APPROVAL. The Company has submitted this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by the applicable laws of the State of California and the State of Delaware. The Company has obtained the approval of holders of at least 90% of the outstanding equity securities of the Company in favor of the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company's Stockholders shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

       4.2 ACCESS TO INFORMATION. The Company shall afford Buyer and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of the Company as Buyer may reasonably request. The Company agrees to provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 4.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

       4.3 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

       4.4 PUBLIC DISCLOSURE. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Buyer and the Company prior to release, provided that such approval shall not be unreasonably withheld.

       4.5 BOARD OF DIRECTORS OF THE COMPANY. Effective as of the Closing Date, the members of the Company's Board of Directors shall tender their resignations from the Board.

       4.6 CONSENTS. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents and approvals are set forth in SCHEDULE 2.4) so as to preserve all rights of, and benefits to, the Company thereunder.

       4.7 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Buyer a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

       4.8 BEST EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Buyer shall not be required to agree to any divestiture by Buyer or the Company or any of Buyer's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

       4.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Buyer, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 4.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

       4.10 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

       4.11 CONVERSION OF COMPANY SERIES A PREFERRED STOCK. Prior to the Effective Date, each then outstanding share of Series A Preferred Stock of the Company ("COMPANY SERIES A STOCK") shall be canceled and extinguished and converted into one (1) share of Company Common Stock (the "PRELIMINARY CONVERSION"). No Series A Preferred Stock of the Company shall be deemed outstanding after the Preliminary Conversion.

                                   ARTICLE V

                            CONDITIONS TO THE MERGER

       5.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following condition: No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

       5.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived, in writing, exclusively by the Company: The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and each of Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

       5.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

              (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and the Company shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

              (b) NO INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

              (c) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued) or financial condition of the Company.

              (d) COMPANY STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the Company's Stockholders holding at least 90% of the equity securities of the Company.

              (e) LITIGATION. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against the Buyer or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

              (f) SURRENDER OF COMPANY STOCK CERTIFICATES. Each of the Company Stockholders shall have surrendered for exchange his certificates which formerly represented Company Shares (unless the Stockholder makes an affidavit pursuant to Section 1.8).

              (g) REGISTRATION RIGHT AGREEMENT. Each of the Company Stockholders receiving Buyer Shares shall have executed the Third Amended and Restated Rights Agreement in the form attached as EXHIBIT C hereto.

                                   ARTICLE VI

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

       6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Company and Buyer in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 12 months following the Effective Time (the "Survival Period").

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

       7.1 AMENDMENT. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

       7.2 EXTENSION; WAIVER. At any time prior to the Effective Time, Buyer, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

       8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    if to Buyer, to:

                     UTStarcom, Inc.
                     1275 Harbor Bay Parkway
                     Suite 100
                     Alameda, California  94502
                     Attention:  Hong Lu
                     Facsimile No.:  (510) 864-8802

                     with a copy to:

                     Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Attention:  Carmen Chang, Esq.
                     Facsimile No.:  (650) 493-6811

              (b)    if to the Company or Company stockholders, to:

                     WACOS, Inc.
                     1275 Harbor Bay Parkway
                     Suite 100
                     Alameda, California  94502
                     Attention:  Hong Lu
                     Facsimile No.:  (510) 864-8802
                     with a copy to:

                     McCutchen, Doyle, Brown & Enersen, LLP
                     3150 Porter Drive
                     Palo Alto, California  94304
                     Attention:  Edward S. Merrill, Esq.
                     Facsimile No.: (650) 849-4800

       8.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       8.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

       8.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Buyer may assign its respective rights and delegate its respective obligations hereunder to their respective affiliates and any successors.

       8.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

       8.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

       8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

       8.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

       IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

UTSTARCOM, INC.                        WACOS, INC.
/s/ Hong Lu                            /s/ Hong Lu
---------------------------------      ------------------------------------
Hong Lu                                Hong Lu
President                              President

                                   EXHIBIT A

                                   [Omitted]

                                   EXHIBIT B



Not applicable.

                                   EXHIBIT C

                                   [Omitted]


                                     -21-